FORM OF
                                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated July 23, 1999, by and between Montgomery Asset Management, LLC (the "Adviser") and Endeavor Management Co. (the "Manager"), is entered into effective the 1st day of May, 2000.

         WHEREAS the Agreement provides for the Adviser to provide certain services to the Manager and is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

         NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Endeavor Select 50 Portfolio shall now be known as Endeavor Select Portfolio.

     2. Schedule A of the Agreement regarding the advisory fee is amended as follows, to be effective May 1, 2000:


  Portfolio                                       Percentage of daily net assets
  ---------                                       ------------------------------
  Endeavor Select Portfolio                              0.60%

     3. All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 28th day of April, 2000.

                                              MONTGOMERY ASSET MANAGEMENT, LLC

                                                     By:
                                                           Name:
                                                           Title:

                                                     ENDEAVOR MANAGEMENT CO.

                                                     By:
                                                           Name:
                                                           Title:





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